DIMON Incorporated
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EXHIBIT 99.1

DIMON Incorporated Tel: 434 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681 USA

Memorandum

Date	April 1, 2004

To	Section 16 Insiders of DIMON

From	Helen Jane Hodges

Subject	Trading Window Closure: April 16 – 20, 2004

Section 306(a) of the Sarbanes-Oxley Act of 2002 prohibits directors and executive officers of an issuer from trading in issuer securities during a pension fund blackout period.  This notice is being provided to directors and certain officers of DIMON Incorporated and to the Securities and Exchange Commission (SEC) in accordance with rules adopted by the SEC to facilitate compliance with Section 306(a).

DIMON’s Savings and Profit Sharing Plan (401(k) Plan) will have a blackout period beginning at 1:00 p.m. on April 16, 2004 and ending at 8:00 a.m. on April 20, 2004.  The blackout period is a result of changes being made to the investment options available in the 401(k) Plan.  During the blackout period, 401(k) Plan participants will be unable to make investment changes, obtain a loan from the plan, or obtain a distribution from the plan.

As a result of the 401(k) Plan blackout, the trading window will be closed beginning at 1:00 p.m. on April 16, 2004 and ending at 8:00 a.m. on April 20, 2004.  You should refrain from making any DIMON stock transactions during this period and notify anyone sharing your household to do the same.  You are further reminded that trading in DIMON stock while in possession of material inside information is a violation of SEC regulations and DIMON policy and is always prohibited, even when the trading window is open.  Prohibited transactions include, among others, open market purchases and sales through a traditional broker or online brokerage firm; gifts of stock; and stock option exercises.

Inquiries related to the trading window should be addressed to Helen Jane Hodges, Assistant Secretary, DIMON Incorporated, 512 Bridge Street, Danville, Virginia 24541, or by phone at (434) 792-7511.

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